SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                    SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a)
             of the Securities Exchange Act of 1934
                  (Amendment No.                )

Filed by the Registrant                           [ X ]
Filed by a Party other than the Registrant        [   ]

Check the appropriate box:

[   ] Preliminary Proxy Statement
[   ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ X ] Definitive Proxy Statement
[   ] Definitive Additional Materials
[   ] Soliciting Material Pursuant to Section 240.14a-1(c) or
      Section 14a-11(c) or Rule 14a-12


                     VALERO ENERGY CORPORATION
            (Name of Registrant as Specified In Its Charter)


              _________________________________________
              (Name of Person(s) Filing Proxy Statement
                    if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.
[   ] Fee computed on table below per Exchange Act Rules
      14a-6(i)(1) and 0-11.
      1) Title of each class of securities to which
         transaction applies:
         __________________________________________________
      2) Aggregate number of securities to which
         transaction applies:
         __________________________________________________
      3) Per unit price or other underlying value of
         transaction computed pursuat to Exchange Act Rule
         0-11:*
         __________________________________________________
      4) Proposed maximum aggregate value of transaction:
         __________________________________________________
      5) Total fee paid:
         __________________________________________________

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by
      Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      1) Amount Previously Paid:
         ______________________________________________________
      2) Form, Schedule or Registration Statement No.
         ______________________________________________________
      3) Filing Party:
         ______________________________________________________

      4) Date Filed:
         ______________________________________________________

*Set forth the amount on which the filing fee is calculated and state how it was determined.

_____________________________________________________________________________

         THE PROMPT RETURN OF PROXY CARDS WILL SAVE THE EXPENSE OF
         FURTHER REQUESTS FOR PROXIES IN ORDER TO ASSURE A QUORUM.
_____________________________________________________________________________


    VALERO
    ENERGY CORPORATION


          NOTICE OF 1998 ANNUAL MEETING OF STOCKHOLDERS

    The Board of Directors has determined that the 1998 Annual Meeting of Stockholders of Valero Energy Corporation ("Valero") will be held on Thursday, April 30, 1998 at 10:00 a.m., Central Time, at the Hilton Airport and Conference Center in San Antonio, Texas, 611 N.W. Loop 410, for the following purposes:

             (1) To elect two Class I directors as members of the Board of Directors to serve until the 2001 Annual Meeting, or until their successors are elected and have qualified;

             (2) To ratify the appointment of Arthur Andersen LLP as independent public accountants to examine Valero's accounts for the year 1998; and

             (3) To transact any other business properly brought before the meeting.

                                      By order of the Board of Directors,

                                      Jay D. Browning
                                      Corporate Secretary

San Antonio, Texas
March 20, 1998

    VALERO
    ENERGY CORPORATION

                         PROXY STATEMENT


                  ANNUAL MEETING OF STOCKHOLDERS


General Information

This Proxy Statement is being mailed to stockholders beginning on or about March 20, 1998 in connection with the solicitation of proxies by the Board of Directors of Valero Energy Corporation ("Valero") to be voted at the 1998 Annual Meeting of Stockholders of Valero (the "Annual Meeting"). The accompanying notice describes the time, place and purposes of the Annual Meeting. Holders of record of Valero's Common Stock, $0.01 par value (the "Common Stock"), at the close of business on March 2, 1998 are entitled to vote on the matters presented at the Annual Meeting. On the record date, 55,878,775 shares of Common Stock were issued and outstanding, and entitled to one vote per share. Action may be taken at the Annual Meeting on April 30, 1998 or on any date or dates to which the meeting may be adjourned. A majority of such shares, present in person or represented by properly executed proxy, shall constitute a quorum. If instructions to the contrary are not given, shares will be voted as indicated on the proxy card.

A stockholder may revoke a proxy at any time before it is voted by submitting a written revocation to Valero, returning a subsequently dated proxy to Valero or by voting in person at the Annual Meeting.

Brokers holding shares must vote according to specific instructions they receive from the beneficial owners. If specific instructions are not received, brokers may generally vote these shares in their discretion, depending on the type of proposal involved. However, the New York Stock Exchange (the "Exchange") precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a "broker non-vote" on such a proposal. A broker non-vote is treated as "present" for purposes of determining the existence of a quorum, has the effect of a negative vote when a majority of the shares issued and outstanding is required for approval of a particular proposal and has no effect when a majority of the shares present and entitled to vote or a majority of the votes cast is required for approval. Pursuant to the rules of the Exchange, brokers will have discretion to vote on the two items scheduled to be presented at the Annual Meeting.

Valero and its consolidated subsidiaries are collectively referred to herein and in the accompanying notice as the "Company."

Valero was incorporated on June 8, 1981, and prior to August 1, 1997 was named "Valero Refining and Marketing Company" and was a wholly owned subsidiary of the company then known as Valero Energy Corporation ("Old Valero"). On July 31, 1997, Old Valero spun off Valero by distributing all of the common stock of Valero to the stockholders of Old Valero (the "Distribution"). Immediately following the Distribution, on July 31, 1997, a wholly owned indirect subsidiary of PG&E Corporation ("PG&E") was merged (the "Merger") into Old Valero (which then consisted solely of Old Valero's natural gas and natural gas liquids related businesses). Old Valero survived the Merger and became a subsidiary of PG&E. Valero succeeded to the name "Valero Energy Corporation." Unless the context otherwise requires, references to "Valero" or the "Company" for periods prior to the Distribution are to Old Valero.

Information Regarding the Board of Directors

The business of Valero is managed by or under the direction of the Board of Directors (the "Board"). The Board conducts its business through meetings of the Board and its committees. Five meetings of Valero's Board were held in 1997, including two meetings held subsequent to the Distribution. In addition, during 1997 the members of Valero's Board served as directors of Old Valero, and held Board of Directors and committee meetings as set forth below. No member of the Board attended less than 75% of the meetings of the Boards of Directors and committees of which he or she was a member held by Valero and Old Valero during the periods that he or she served on the respective Boards of Directors and committees.

Valero's Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II and Class III directors, with each class serving a staggered three-year term. The size of the Board is currently set at eight members.

The Board has standing Audit, Compensation and Executive Committees. When deemed necessary or advisable, the Board will form from its members a Nominating Committee to consider and recommend candidates for election to the Board. The standing committees of the Board and the number of meetings held by each committee in 1997 are described below.

During 1997 and prior to the Distribution, the members of Valero's Board served as directors of Old Valero, which held eight meetings of its Board of Directors, two meetings of its Audit Committee, three meetings of its Compensation Committee and one meeting of its Executive Committee prior to the Distribution. (See page 1 of this Proxy Statement for a discussion of the Distribution and Merger).

Audit Committee

The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality and performance of the Company's internal and external accountants and auditors, the adequacy of its financial controls and the reliability of financial information reported to the public. The Audit Committee also monitors the Company's efforts to comply with environmental laws and regulations. Current members of the Audit Committee are James L. Johnson (Chairman), Ruben M. Escobedo and Susan Kaufman Purcell. No meetings of the Company's Audit Committee were held during 1997 subsequent to the Distribution.

Compensation Committee

The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee also approves and administers the Company's stock option, restricted stock, incentive bonus and other stock plans. See "Report of the Compensation Committee of the Board of Directors on Executive Compensation." Current members of the Compensation Committee are Lowell H. Lebermann (Chairman), Robert G. Dettmer and James L. Johnson, none of whom are current or former employees or officers of the Company. One Compensation Committee meeting was held during 1997 subsequent to the Distribution.

There are no compensation committee interlocks. For the previous three fiscal years, except for compensation arrangements disclosed herein, the Company has not participated in any contracts, loans, fees, awards or financial interests, direct or indirect, with any committee member, nor is the Company aware of any means, directly or indirectly, by which a committee member could receive a material benefit from the Company.

Executive Committee

The Executive Committee exercises the power and authority of the Board during intervals between meetings of the Board. Actions taken by the Executive Committee do not require Board ratification. Unless a separate Nominating Committee is created, the Executive Committee may also review possible director candidates for election as a director. Current members of the Executive Committee are Robert G. Dettmer (Chairman), Ronald K. Calgaard, William E. Greehey and Lowell H. Lebermann. No meetings of the Company's Executive Committee were held during 1997 subsequent to the Distribution.

Nominating Committee

At its October 23, 1997 meeting, the Board created a special Nominating Committee to review possible director candidates for the Annual Meeting. No meetings of the Nominating Committee were held during 1997; however, the Nominating Committee met on January 28, 1998. At such meeting, the Nominating Committee reviewed and recommended director candidates for election at the Annual Meeting, and also reviewed and recommended assignments for the Committees of the Board following the Annual Meeting. The full Board reviewed and approved the recommendations of the Nominating Committee on January 29, 1998.

Compensation of Directors

Non-employee directors receive a retainer fee of $18,000 per year, plus $1,000 for each Board and committee meeting attended. Each director is also reimbursed for expenses of meeting attendance. Directors who are employees of the Company receive no compensation (other than reimbursement of expenses) for serving as directors.

Valero maintains the Restricted Stock Plan for Non-Employee Directors ("Director Stock Plan") and the Non-Employee Director Stock Option Plan ("Director Option Plan") to supplement the compensation paid to non-employee directors and increase their identification with the interests of Valero's stockholders through ownership of Common Stock. Under the Director Stock Plan, non-employee directors receive grants of Common Stock that vest (become nonforfeitable) in equal annual installments over a three-year period ("Director Stock"). Upon election to the Board, each non-employee director receives a grant consisting of Director Stock valued at $45,000. Annual installments usually vest on or about the date of the Annual Meeting. When all of the Director Stock previously granted to a director under the Director Stock Plan is fully vested and the director is continuing in office after such Director Stock is fully vested, another similar grant is made. In addition to the regular, periodic grants described above, Valero's non-employee directors received a special grant in 1997 of 1,556 shares of Common Stock to recognize the directors' service in connection with the Distribution and Merger.

The Director Option Plan provides non-employee directors of Valero automatic annual grants of stock options for Valero's Common Stock. To the extent necessary, the plan is administered by the Compensation Committee of the Board. The plan provides that each new non-employee director elected to the Valero Board automatically receives an initial grant of 5,000 options. On the date of each subsequent annual meeting of stockholders of Valero, each non-employee director (who is not a new non-employee director) automatically receives a grant of 1,000 additional options. Stock options awarded under the Director Option Plan have an exercise price equal to the market price of the Common Stock on the date of grant. The initial grant of options to each non-employee director vests in three equal annual installments on each anniversary date of the grant. The subsequent annual grants of 1,000 options vest fully six months following the date of grant. All options expire ten years following the date of grant. Options vest and remain exercisable in accordance with their original terms in the case of a director retiring from the Board. Options previously granted by Old Valero pursuant to a corresponding plan were converted at the time of the Distribution into options to acquire shares of Valero Common Stock pursuant to a formula described at
Note 1 under the table entitled "Option/SAR Grants in the Last Fiscal Year."

In the event of a "Change of Control" as defined in the Director Stock Plan and Director Option Plan, all shares of Director Stock and options previously granted under the plans immediately become vested or exercisable. The Director Option Plan also contains anti-dilution provisions providing for an adjustment in the number of options granted to prevent dilution of benefits or potential benefits in the event any change in the capital structure of the Company affects the Common Stock.

Under the Retirement Plan for Non-Employee Directors ("Retirement Plan"), non-employee directors become entitled to a retirement benefit upon completion of five years of service. The annual benefit at retirement is equal to 10% of the highest annual cash retainer paid to the director during his or her service on the Board, multiplied by the number of full and partial years of service (not to exceed 10 years). Such benefit is then paid for up to 10 years or the director's lifetime, whichever is shorter. Service on the Board of Directors of Old Valero is counted for purposes of computing benefits under the Retirement Plan. The Retirement Plan provides no survivor benefits and is an unfunded plan paid from the general assets of the Company.

PROPOSAL NO. 1.  Election of Directors

The Company's Board is divided into three classes for purposes of election. Two Class I directors will be elected at the Annual Meeting to serve until the 2001 Annual Meeting of Stockholders or until replaced by their respective successors. Ruben M. Escobedo and Lowell H. Lebermann have been nominated for election as Class I directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE ELECTION OF EACH SUCH NOMINEE.

Directors are elected by a plurality of the shares of Common Stock represented at the Annual Meeting and entitled to vote. Votes "withheld" from a nominee will not count against the election of the nominee, and the two nominees for Class I director receiving the greatest number of votes, whether or not such votes represent a majority of the shares present and voting at the Annual Meeting, will be elected as Class I directors. If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

Information Concerning Nominees and Other Directors

The following table sets forth information concerning each nominee for election as a director and the current directors whose terms expire in 1999 and 2000. The information provided regarding directors of Valero is based partly on data furnished by the directors and partly on the Company's records. There is no family relationship among any of the executive officers, directors or nominees for director of Valero.

__________________________________________________________________________________________________________________________
                                                      Executive
                                                      Officer            Age as of           Present          Current
                                Position(s) Held      or Director        December 31,        Term             Director
Name                            with Valero           Since(1)           1997                Expires          Class
__________________________________________________________________________________________________________________________

Nominees

Ruben M. Escobedo               Director              1994               60                  1998             I

Lowell H. Lebermann             Director              1986               58                  1998             I

Other Current Directors

Ronald K. Calgaard              Director              1996               60                  1999             II

William E. Greehey              Director, Chairman    1979               61                  1999             II
                                of the Board and
                                Chief Executive
                                Officer

Susan Kaufman Purcell           Director              1994               55                  1999             II

Edward C. Benninger             Director, President   1979               55                  2000             III

Robert G. Dettmer               Director              1991               66                  2000             III

James L. Johnson                Director              1991               70                  2000             III
__________________________________________________________________________________________________________________________


<FN1>
(1) Dates reported include service with Old Valero prior to the Distribution. All directors were elected to the Board of Valero in 1997 in connection with the Distribution.


Nominees

Mr. Escobedo became a director of Valero in 1997, and previously served as a director of Old Valero from 1994 until the Distribution. He has been with his own public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. and previously served as a director of Valero Natural Gas Company from 1989 to 1994.

Mr. Lebermann became a director of Valero in 1997, and previously served as a director of Old Valero from 1979 to 1983 and from 1986 until the Distribution. Mr. Lebermann has been President of Centex Beverage, Inc., a wholesale beverage distributor, in Austin, Texas, since 1981. Mr. Lebermann is also a director of Station Casinos, Inc.

Other Current Directors

Dr. Calgaard became a director of Valero in 1997, and previously served as a director of Old Valero from 1996 until the Distribution. He has served as President of Trinity University, San Antonio, Texas, since 1979. Dr. Calgaard currently serves as a director of The Trust Company. He also served as a director of Valero Natural Gas Company from 1987 until 1994.

Mr. Greehey served as Chief Executive Officer and a director of Old Valero from 1979, and as Chairman of the Board of Old Valero from 1983. He retired from his position as Chief Executive Officer of Old Valero in June 1996 but, upon request of the Board of Directors, resumed this position in November 1996 and continued in such positions until the Distribution. Mr. Greehey also served as Chairman of the Board and Chief Executive Officer of Valero prior to the Distribution when Valero was a wholly owned subsidiary of Old Valero. Mr. Greehey is a director of Weatherford Enterra, Inc. and Santa Fe Energy Resources, Inc.

Dr. Purcell became a director of Valero in 1997, and previously served as a director of Old Valero from 1994 until the Distribution. She has served as Vice President of the Americas Society in New York, New York since 1989 and is also Vice President of the Council of the Americas. She is a consultant for several international and national firms and serves on the boards of several mutual funds, including The Argentina Fund and Scudder Global High Income Fund.

Mr. Benninger served as President and Chief Financial Officer of Old Valero from 1996 and as a director of Old Valero since 1990, in each case until the Distribution. Prior to that, he served in various other capacities with Old Valero, its predecessors and subsidiaries since 1975, including Executive Vice President and Treasurer. Mr. Benninger also served as President, Chief Financial Officer and a director of Valero prior to the Distribution when Valero was a wholly owned subsidiary of Old Valero.

Mr. Dettmer became a director of Valero in 1997, and previously served as a director of Old Valero from 1991 until the Distribution. He retired from PepsiCo, Inc. in 1996 after serving as Executive Vice President and Chief Financial Officer since 1986.

Mr. Johnson became a director of Valero in 1997, and previously served as a director of Old Valero from 1991 until the Distribution. He served as Chairman and Chief Executive Officer of GTE Corporation from 1988 to 1992, and since 1992 has served as Chairman Emeritus. Mr. Johnson also serves as a director of CellStar Corporation, FINOVA Group, Inc., Harte-Hanks Communications, Inc., The Mutual Life Insurance Company of New York and Walter Industries, Inc.

For detailed information regarding the nominees' holdings of Common Stock, compensation and other arrangements, see "Information Regarding the Board of Directors," "Beneficial Ownership of Valero Securities," "Executive Compensation," "Arrangements with Certain Officers and Directors" and "Transactions with Management and Others."

Beneficial Ownership of Valero Securities

The following table sets forth information as of December 31, 1997, with respect to each entity known to Valero to be the beneficial owner of more than 5% of its Common Stock, based solely upon a statement on Schedule 13G filed by such entity with the Securities and Exchange Commission ("SEC"):

____________________________________________________________________________________________________________________________
                                                                                  Shares
                                    Name and Address                              Beneficially             Percent
Title of Class                      of Beneficial Owner                           Owned                    of Class
____________________________________________________________________________________________________________________________
Common Stock                        FMR Corp.(1)                                  4,784,221                8.53%
                                    82 Devonshire Street
                                    Boston, MA  02109

Common Stock                        Franklin Resources, Inc.(2)                   3,601,351                6.4%
                                    777 Mariners Island Blvd.
                                    San Mateo, CA 94404

Common Stock                        The Capital Group Companies, Inc.(3)          2,957,450                5.3%
                                    75 State Street
                                    Boston, MA  02109

Common Stock                        J. P. Morgan & Co. Incorporated(4)            2,967,882                5.2%
                                    60 Wall Street
                                    New York, NY  10260
____________________________________________________________________________________________________________________________

<FN1>
(1) FMR Corp. has reported that it and certain of its shareholders and subsidiaries have sole voting power with respect to 408,900 shares and sole dispositive power with respect to 4,784,221 shares. One such subsidiary, Fidelity Management & Research Company, has reported that it has sole dispositive power with respect to 4,220,921 shares.

<FN2>
(2) Franklin Resources, Inc. has reported that it and certain of its shareholders and subsidiaries beneficially own 3,601,351 shares. One such subsidiary, Templeton Global Advisors Limited has also reported that it has sole voting power with respect to 3,186,570 shares and sole dispositive power with respect to 3,190,770 shares.

<FN3>
(3) The Capital Group Companies, Inc. has reported that it and certain investment management subsidiaries have sole voting power with respect to 9,200 shares and sole dispositive power with respect to 2,957,450 shares. One such subsidiary, Capital Research and Management Company, has also reported that it has sole dispositive power with respect to 2,948,250 of such shares.

(4) J. P. Morgan & Co. Incorporated has reported that it and certain of its subsidiaries have sole voting power with respect to 2,212,732 shares, shared voting power with respect to 3,750 shares, sole dispositive power with respect to 2,941,832 and shared dispositive power with respect to 26,050 shares.

Except as otherwise indicated, the following table sets forth information as of February 1, 1998 regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table and all current directors and executive officers of Valero as a group. The persons listed below have furnished this information to Valero and accordingly this information cannot be independently verified by Valero.

______________________________________________________________________________________________________________
                                          Common Stock

                                                                                           Percent
                                          Shares                 Shares Under              of Class
Name of                                   Beneficially           Exercisable               (Common
Beneficial Owner (1)                      Owned(2)(3)            Options(4)                Stock)(2)
______________________________________________________________________________________________________________
Edward C. Benninger                       135,004                   94,841                 *
Ronald K. Calgaard                          2,850                    7,468                 *
Robert G. Dettmer(5)                        7,433                   10,456                 *
Ruben M. Escobedo(6)                        4,622                   10,456                 *
John D. Gibbons                            27,534                    9,521                 *
William E. Greehey                        454,153                  665,897                 2.0%
James L. Johnson                            5,408                   10,456                 *
Gregory C. King                            13,458                   23,524                 *
Lowell H. Lebermann                         3,800                   10,456                 *
E. Baines Manning                          55,761                  169,145                 *
Susan Kaufman Purcell                       3,845                   10,456                 *
All executive officers and
directors as a group, including
the persons named above
(14 persons)(7)                           758,063                1,102,781                 3.3%
______________________________________________________________________________________________________________
 * Indicates that the percentage of beneficial ownership does not exceed 1% of the class.

<FN1>
(1) The business address for all beneficial owners listed above is 7990 West I.H. 10, San Antonio, Texas 78230-4715.

<FN2>
(2)  No executive officer, director or nominee for director of Valero owns any
class of equity securities of Valero other than Common Stock.   The
calculation for Percent of Class includes shares listed under the captions "Shares Beneficially Owned" and "Shares Under Exercisable Options."

<FN3>
(3) Includes shares allocated pursuant to the Valero Thrift Plan (the "Thrift Plan") through December 31, 1997, as well as shares of restricted stock granted under Valero's Executive Stock Incentive Plan ("ESIP") and the Director Stock Plan. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to vote or direct the vote of all such shares beneficially owned by him or her. Except as otherwise noted, each person named in the table, and each other executive officer, has sole power to dispose or direct the disposition of shares beneficially owned by him or her. Common Stock granted under the ESIP and the Director Stock Plan may not be disposed of until vested. Does not include shares that could be acquired under options, which information is set forth in the second column.

<FN4>
(4) Includes shares subject to options that are exercisable within 60 days from February 1, 1998. Such shares may not be voted unless the options are exercised. Options that may become exercisable within such 60 day period only in the event of a change of control of Valero are excluded. None of the current executive officers, directors or nominees for director of Valero hold any rights to acquire Common Stock except through exercise of stock options.

<FN5>
(5)  Includes 500 shares held by spouse.

<FN6>
(6)  Includes 350 shares held by spouse and 350 shares held in a trust.

<FN7>
(7) Certain officers of Valero not designated as executive officers by the Board do not perform the duties of executive officers and are not classified as "executive officers" for purposes of this Proxy Statement.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires Valero's executive officers, directors and greater than 10% stockholders to file certain reports of ownership and changes in ownership. Based on a review of the copies of such forms received and written representations from certain reporting persons, Valero believes that, during the year ended December 31, 1997, its executive officers, directors and greater than 10% stockholders were in compliance with applicable requirements of Section 16(a).

Performance Graph

As a result of the Distribution and Merger, as well as the ongoing consolidation in the domestic refining industry, the Company has reevaluated its prior use of the S&P Oil (Domestic Integrated) Index in the performance graph that follows. The Company determined that its current business operations vary substantially from those of many of the companies in the S&P Oil (Domestic Integrated) Index, and that use of an index of peer companies (the "Peer Group") would result in a more accurate evaluation of the Company's relative performance. The Peer Group selected by the Company consists of four companies engaged in the domestic petroleum refining industry with business operations, risks and markets comparable to the Company. The Peer Group consists of Ashland Oil Company, Sun Company, Tosco Corporation and Ultramar Diamond Shamrock Corporation.

Set forth below is a line graph which compares the Cumulative Total Return (defined below) on an investment in Old Valero common stock, $1.00 par value ("Old Valero Common Stock"), against the cumulative total return of the S&P 500 Composite Index, and the Peer Group of comparable companies and the S&P Oil (Domestic Integrated) Index for the period of five fiscal years commencing December 31, 1992 and ending December 31, 1997. Use of the S&P Oil (Domestic Integrated) Index will be discontinued in the Company's future proxy statements.

                   Comparison of Five Year Cumulative Total Return*
                  Among Valero Energy Corporation, The S&P 500 Index,
                  The S&P Oil (Domestic Integrated) Index and the Peer Group

                     12/1992   12/1993  12/1994  12/1995  12/1996   12/1997
Valero Common
  Stock              100       94       77       115      137       224
S&P 500              100       110      112      153      189       252
Peer Group           100       123      128      136      181       247
S&P Oil (Domestic
  Integrated)**      100       105      111      126      159       189

_____________________
* Assumes that the value of the investment in Old Valero Common Stock and each index was $100 on December 31, 1992. "Cumulative Total Return" on Old Valero Common Stock is based on share price appreciation plus dividends for the five years from December 31, 1992 through December 31, 1997 (assuming the reinvestment of dividends over such period, including reinvestment of the value of the PG&E shares received as a result of the Merger into shares of Valero Common Stock).

** Comparison to former index as required by Item 402(l) of Regulation S-K.

The foregoing Performance Graph and related textual information are based on historical data and are not necessarily indicative of future performance.

Report Of The Compensation Committee Of The Board of Directors On Executive Compensation


The Company's executive compensation programs are administered by the Compensation Committee (the "Committee") of Valero's Board. The Committee is composed of three independent outside directors ineligible to participate in the Company's executive compensation programs. The Committee's policies are implemented by the Company's compensation and benefits staff under the direction of the Director, Human Resources. The Company's executive compensation programs are intended to provide strong incentives for high performance, enabling the Company to recruit, retain and motivate the executive talent necessary to its ongoing success.

Compensation Policies

The Company's executive compensation program is a continuation of the program previously maintained by Old Valero, and amounts discussed herein include amounts received as compensation from Old Valero prior to the Merger. The executive compensation program includes base salary, an annual incentive bonus opportunity and long-term, stock-based incentives. The CEO and other executive officers also participate in benefit plans generally available to employees of the Company. The Committee believes that the Company's direct competition for executive talent is broader than the companies included in the Peer Group established for purposes of comparing shareholder returns. To assist in benchmarking the competitiveness of the Company's compensation programs, the Company has retained Hewitt Associates, L.L.C. ("Hewitt"), an independent compensation consultant. Hewitt has compiled a subgroup of companies from a nationally recognized compensation database. The subgroup consists of nine oil industry companies (the "Compensation Peer Group").
Thus, the Compensation Peer Group is not the same as the Peer Group presented in the Comparison of Five Year Cumulative Total Return included above. Hewitt's recommendation reflected consideration of each company's relative revenue, asset base, employee population and capitalization, along with the scope of managerial responsibility and reporting relationships. Base salary, bonuses and other compensation recommendations are developed by the Company's compensation and benefits staff, reviewed by Hewitt and submitted to the Committee for consideration. Other nationally recognized compensation surveys are utilized to validate the information provided by Hewitt. In establishing and implementing executive compensation arrangements, the Committee reviews and discusses the staff recommendations directly with representatives of Hewitt.

Annual incentive bonuses, when awarded, are related both to measures of Company financial performance and to individual performance. Long-term incentives, consisting of performance shares, restricted stock and stock option grants, as well as the noncash portion of annual incentive bonus awards, are intended to balance executive management focus between short- and long-term goals and provide capital accumulation linked directly to the performance of Valero's Common Stock. Base salary levels are targeted at approximately the 50th percentile of the Hewitt survey subgroup, while annual incentive compensation and long-term incentive compensation, when awarded, are targeted at the 65th percentile. While no specific percentile target is set for overall compensation, the Committee intends that each executive's total compensation package favor longer-term and variable compensation over fixed compensation. For the five executives named in the Summary Compensation Table, the average base salary component of total annual and long-term compensation for 1997, as reported in the Summary Compensation Table, was approximately 17%, while the average annual incentive and longer-term compensation component was approximately 83%. For purposes of the preceding sentence, stock options granted in 1997 have been valued using the "grant date present value" set forth in the table below titled "Option/SAR Grants in the Last Fiscal Year."

Base Salaries

Base salaries for each executive position are set based upon the compensation survey data for positions having similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of the Company. Salaries are also periodically adjusted to remain competitive with the survey data. Base salaries for the named executive officers (other than Mr. Greehey and Mr. Benninger) were increased in mid-1997 by an average of approximately 17%, principally to reflect the assignment of additional responsibilities as a result of the Distribution.

Annual Incentive Bonus

Executive officers have the opportunity to earn an annual incentive bonus based on the following three factors:

     - the position of the executive officer, which is used to determine a targeted percentage of annual base salary that may be awarded as incentive bonus ranging from a low of approximately 40% of base salary to approximately 65% of base salary (for the CEO);

     - realization by the Company of quantitative financial performance targets approved by the Committee; and

     - a qualitative evaluation of the individual's performance.

     For each executive, the targeted percentage of base salary is adjusted, upward or downward, based upon Company achievement of the financial performance goals. In addition, the Committee considers the total amount of executive bonuses in relation to earnings available to Common Stock. The Committee retains discretion to adjust the bonus targets by up to approximately 25%, based upon such factors as it deems to be appropriate, and ultimately to determine whether to award a bonus to any individual. In establishing incentive bonuses for 1997, the Company utilized the following quantitative measures of Company financial performance:

     - return on equity ("ROE") compared with the average ROE for a group of five similarly-sized companies in the domestic oil refining business (the "Target Group") for the 12-month period ended September 30, 1997 (the "Target Period");

     - return on investment ("ROI") for the Target Period compared with that of the Target Group;

     - earnings per share of Common Stock in 1997 (based on estimates available at the time of computation) compared with 1996; and

     - the daily average closing price of a share of Common Stock during September 1997, compared with the daily average closing price, adjusted for the Distribution, during the corresponding period in the prior year.

     In determining ROE, ROI and earnings per share for the Company, the natural gas and natural gas related service businesses transferred to PG&E in the Merger were treated as discontinued operations, and earnings attributable to such operations were excluded. September 1996 was used as the beginning date for the stock price comparison in order to exclude changes in the stock price resulting from initial disclosures regarding the possibility of a strategic transaction, such as the Distribution and Merger. For the ROE and ROI financial performance measures, the targeted salary percentage is subject to adjustment, upward or downward, depending upon whether the Company's ROE and ROI exceeds, or falls short of, the average ROE and ROI for the Target Group. For the earnings per share and stock price performance measures, the Committee establishes a targeted performance range; the targeted salary percentage is then subject to adjustment if the Company's performance exceeds or falls short of the preestablished ranges. The four performance factors were given approximately equal weight in determining potential adjustments to the targeted salary percentages for 1997. In 1997, the Target Group was reduced from 11 to 5 companies to reflect the deletion of several companies with substantial natural gas operations with which the Company's operations are no longer comparable, the elimination of two refining companies due to mergers, and the addition of two other refining companies in order to more closely focus the group on comparable domestic independent refining companies.

For 1997, the Company's performance was slightly above the Target Group average for ROE, above the Target Group average for ROI, and substantially above the earnings per share and stock price target ranges. Based on these results, the bonus target amounts for the named executives (other than the CEO) were increased by an average of approximately 50% from the originally targeted amounts. In addition, the Committee and the Board adjusted certain individual bonus amounts upward to reflect the Committee's or the Board's subjective evaluation of individual performance.

To further emphasize the Company's goal of increasing stock ownership in both short and long-term compensation, and to enhance the Company's ability to retain key executives, the Committee offered eligible executives the opportunity of taking annual bonuses either 20% in Company stock and 80% in cash, or 50% in restricted shares of common stock ("Restricted Stock") vesting 50% annually over a two-year period and 50% in cash. Executives choosing the 50-50 option then received additional restricted shares vesting in full on the second anniversary of the date of grant equal in value to 17.5% of their total incentive award. Each of the executives listed in the summary compensation table selected the 50-50 option.

Long-Term Incentive Awards

To provide stock-based longer-term compensation for executives, the Company maintains the Executive Stock Incentive Plan ("ESIP") which is a continuation of Old Valero's similar plan. The plan authorizes awards of performance shares ("Performance Shares"), which vest (become nonforfeitable) upon the achievement of an objective performance goal, as well as grants of Restricted Stock which vest over a period determined by the Committee. For each eligible executive, a targeted number of Performance Shares is set with an aggregate hypothetical market value at the date of grant targeted at the 65th percentile of the Hewitt survey subgroup. Such targeted award can then be adjusted based upon an individual subjective performance evaluation, which (for executives other than the CEO) is based upon the recommendation of the CEO, and such other factors as the Committee deems appropriate. As with the annual incentive bonus, discretion is retained by the Committee ultimately to determine whether an award, if any, should be made. The total number of shares awarded is a function of the Common Stock price at the time of grant and the number of shares required to achieve a percentage of compensation target. In the past, the compensation committee of the Old Valero Board of Directors has generally made awards of Performance Shares every year. The Committee expects to continue this practice.

Performance Shares are earned only upon the achievement of an objective performance measure. Total shareholder return ("TSR") was established as the performance measure for determining what portion of the Performance Share awards may vest. Each award is subject to vesting in three increments, based upon the Company's TSR during three overlapping periods, ending December 31 for each year following the date of grant. At the end of each performance period, the Company's TSR is compared to a target group of companies and ranked by quartile. Participants then earn 0%, 50%, 100% or 150% of the initial grant amount depending upon whether the Company's TSR is in the last, 3rd, 2nd or 1st quartile; 200% would be earned if the Company ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period. For the performance period ended December 31, 1997, the Company's performance ranked in the first quartile, resulting in a vesting of 150% of the initial grant amounts for such period. The Committee believes this type of incentive award strengthens the tie between pay and performance for the Company's executive compensation program. Because Performance Share awards are intended to provide an incentive for future performance, the amount of awards is not based upon past Company performance. Additionally, in determining individual awards, the Committee does not consider Performance Shares or Restricted Stock previously awarded or currently held, because such considerations are not reflected in the compensation survey information upon which awards are based, and because the Company does not wish to encourage executives to sell stock in order to qualify for additional awards.

Stock Options

Under the ESIP, the Committee may grant stock options to executive officers. Procedures for determining the number of options to be granted are in all material respects the same as for Performance Share awards. The option awards made by the Compensation Committee of the Board of Directors of Old Valero in 1997 typically vested over a period of three-years in equal installments and expire ten years from the date of grant. The Committee expects generally to continue this practice. The award and vesting of stock options are not contingent on achievement of any specified performance targets, but the options will provide a benefit to the executive only to the extent that there is appreciation in the market price of the Common Stock during the option period.

Determination of the CEO's Compensation

The CEO's compensation is recommended by the Committee and established by the Board of Directors.

In 1997, the Committee approved a new employment agreement between the Company and Mr. Greehey as CEO. Under the new agreement, Mr. Greehey's base salary was set at $900,000 based on the Committee's evaluation of the most recently available Hewitt subgroup survey data. The 1997 compensation of the CEO was also substantially affected by the Distribution and Merger. As a result of the CEO's efforts in connection with the successful completion of the Distribution and Merger, including the substantial enhancement to shareholder value which resulted, the Compensation Committee of the Old Valero Board of Directors determined that a special cash bonus recognizing his efforts was appropriate. Accordingly, the Committee authorized the payment of a special $585,000 cash bonus to Mr. Greehey. Base salary comprised approximately 22% of Mr. Greehey's 1997 total annual and long-term compensation reported in the Summary Compensation Table, versus approximately 78% for incentive and long-term compensation. The base salary component comprised a larger percentage of the total in 1997 compared with 1996 because of Mr. Greehey's retirement at July 1, 1996. The CEO's base salary and annual incentive bonus, when paid, are determined using the procedures described above. In determining the CEO's regular incentive bonus for 1997, the Committee considered the four financial performance measures discussed above. Based upon these factors, the Committee recommended, and on January 29, 1998, the Board of Directors approved, an incentive bonus for Mr. Greehey of $1,000,000, which was $415,000 above his original bonus target.

Tax Policy

Under Section 162(m) of the Code, with certain exceptions, publicly held corporations, including the Company, may not take a tax deduction for compensation in excess of $1 million paid to the CEO or the other four most highly compensated executive officers named in the Summary Compensation Table and serving at year-end. Section 162(m) will not apply to limit the deductibility of performance-based compensation exceeding $1 million if such compensation is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation. The Company believes that options granted under its stock option plans (including stock option awards under the ESIP) qualify as performance based compensation and are not subject to any deductibility limitations under Section 162(m) of the Code. The Company believes that
Section 162(m) will not limit the deductibility of any compensation paid to the CEO or any of the other executive officers named in the Summary Compensation Table for the Company's 1997 taxable year. As a result of the Distribution and the Merger, compensation paid to the CEO and the other executive officers prior to August 1, 1997 are not included in determining compensation paid to these persons by the Company in 1997. Bonus amounts shown in the Summary Compensation Table, though attributable to 1997 performance, were not paid until February 1998 and are therefore not included in determining 1997 compensation under Section 162(m). Similarly, awards of Restricted Stock are included in compensation for purposes of Section 162(m) only in the year in which they vest.

The Committee will consider deductibility under Section 162(m) with respect to future compensation arrangements with executive officers. However, the Committee and the Board believe that it is in the best interest of the stockholders that the Committee retain its flexibility and discretion to make compensation awards to foster other corporate goals, such as to encourage employee retention or to reward achievement of nonquantifiable goals, including achieving progress with specific projects. Accordingly, the Committee may in the future approve incentive payments that do not qualify for deduction if the recipient's compensation exceeds the $1 million limit.

Members of the Compensation Committee:

Lowell H. Lebermann, Chairman
Robert G. Dettmer
James L. Johnson

Notwithstanding anything to the contrary set forth in any of Valero's previous filings under the Securities Act of 1933, as amended, or in the Exchange Act that might incorporate future filings by reference, including this Proxy Statement, in whole or in part, the Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be incorporated by reference into any such filings. The foregoing Performance Graph and Report of the Compensation Committee of the Board of Directors on Executive Compensation shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C under the Exchange Act, or to the liabilities of Section 18 of the Exchange Act.

Executive Compensation

The following table provides a summary of compensation paid for the last three-years to Valero's CEO, and to its four other most highly compensated executive officers. The table shows amounts earned by such persons or services rendered to the Company in all capacities in which they served, including compensation paid or accrued by Old Valero or by subsidiaries of Old Valero (including Valero and subsidiaries of Valero) prior to the effective date of the Distribution and Merger (see page 1 of this Proxy Statement for a discussion of the Distribution and Merger). Benefits under health care, disability, term life insurance, vacation and other plans available to employees generally are not included herein.

                                                  Summary Compensation Table (1995-1997)

                                                           Long-Term Compensation
                                                         Restricted     Securities
                          Annual Compensation            Stock          Underlying                      All Other
Name and                                    Bonus        Awards         Options/       LTIP             Compensation
Position(s)               Year   Salary($)  ($)(1)       ($)(2)         SARs(#)(3)     Payouts($)(4)    ($)(5)


William E. Greehey        1997    $900,000  $1,085,000   $  675,000     493,000        $718,750         $ 93,996
Director, Chairman        1996     497,337     670,739    1,545,362     5,000           325,000          928,949
of the Board and          1995     684,540     560,000      431,250     0                     0           73,007
Chief Executive
Officer

Edward C. Benninger       1997    $400,008    $470,000   $  337,500     185,000        $260,188         $49,298
Director and              1996     357,180     335,370      497,500     25,000           93,698          28,541
President                 1995     342,600     210,000      189,750     0                     0          27,016

E. Baines Manning         1997    $280,020    $102,500   $  118,125     39,000         $162,532         $31,959
Senior Vice               1996     253,230     122,989            0     18,000           58,500          18,753
President                 1995     231,420     120,000       51,750     0                     0          12,468

Gregory C. King(6)        1997    $191,095    $272,500   $   84,375     26,250          $37,500         $ 8,755
Vice President and
General Counsel

John D. Gibbons(6)        1997    $181,887    $260,004   $   81,000     19,125                0         $13,450
Chief Financial
Officer and
Treasurer


<FN1>
(1) For 1995, executives received bonuses payable 70% in cash and 30% in Common Stock. For 1996, executives received bonuses payable 25% in cash and 75% in Common Stock. For 1997, bonus amounts include the cash portion of the regular annual bonus under the Executive Incentive Bonus Plan which was paid 50% in cash and 50% in Restricted Stock, as well as a special cash bonus paid
upon     completion of the Distribution and Merger.  For further information, see "Report of the Compensation Committee of the Board of Directors on Executive Compensation" above.

<FN2>
(2) As of December 31, 1997, no shares of Restricted Stock were held by any of the named executive officers. On January 29, 1998, each named executive received a grant of restricted stock as a part of his annual incentive bonus for 1997. The value of such stock is included in the Summary Compensation Table. Dividends are paid on the Restricted Stock at the same rate as on Valero's unrestricted Common Stock.

<FN3>
(3) The number of options granted in 1995, 1996 and 1997 consists of options granted by Old Valero. Such options were subsequently converted pursuant to the Distribution into options to purchase shares of Valero's Common Stock.
See Note 1 to the table entitled "Options/SAR Grants in the Last Fiscal Year."

<FN4>
(4) LTIP payouts are the number of performance share awards vested for 1997 multiplied by the market price per share of Old Valero Common Stock or Valero Common Stock, as the case may be, on the vesting date. Amounts reported may include awards the executive has elected to defer. For further information, see the notes following the table entitled "Long Term Incentive Plans-Awards in Last Fiscal Year."

<FN5>
(5) Amounts include Company contributions pursuant to the Thrift Plan and Valero's Excess Thrift Plan, unused portions of amounts provided by the Company under the Company's Flexible Benefits Plan and that portion of interest accrued under the Executive Deferred Compensation Plan which is deemed to be at "above-market" rates under applicable SEC rules. Messrs. Greehey, Benninger, Manning, King and Gibbons, were allocated $63,203, $30,055, $18,979, $6,373 and $10,301, respectively, as a result of Company contributions to the Thrift Plan and Valero's Excess Thrift Plan for 1997, $8,362, $0, $9,112, $100 and $0, respectively, as a result of unused Flexible Benefits and $6,033, $1,927, $0, $0 and $0, respectively, as a result of "above-market" allocations to the Executive Deferred Compensation Plan for 1997. Messrs. Manning, King and Gibbons do not participate in the Executive Deferred Compensation Plan. Amounts for Mr. Greehey also include executive insurance policy premiums with respect to cash value life insurance (not split-dollar life insurance) in the amount of $13,000 for 1995, $7,583 for 1996 and $12,212 for 1997. The amounts reported as "All Other Compensation" also include reimbursement of certain country club dues, unused vacation and other insurance premiums.

<FN6>
(6) Messrs. King and Gibbons were not executive officers of Valero or Old Valero for any part of 1995 or 1996.

Stock Option Grants and Related Information

The following table provides further information regarding the grants of stock options to the named executive officers reflected in the Summary Compensation Table.


                                                Option/SAR Grants in the Last Fiscal Year (1)
______________________________________________________________________________________________________________________________
                        Number of         Percent of
                        Securities        Total Options/                        Market
                        Underlying        SARs Granted        Exercise or       Price at                        Grant Date
                        Options/SARs      to Employees        Base Price        Grant Date     Expiration       Present Value
Name                    Granted (#)       in Fiscal Year      ($/Sh)(1)         ($/Sh)         Date             ($)(2)
______________________________________________________________________________________________________________________________
William E. Greehey      203,000                               $32.4375          $32.4375       03/13/07         $1,618,722
                        290,000           35%                  35.5938           35.5938       06/25/07          2,528,510

Edward C. Benninger      75,000                                32.4375           32.4375       03/13/07            598,050
                        110,000           13%                  35.5938           35.5938       06/25/07            959,090

E. Baines Manning        39,000            3%                  32.4375           32.4375       03/13/07            310,986

Gregory C. King          26,250            2%                  32.4375           32.4375       03/13/07            209,318

John D. Gibbons          19,125            1%                  32.4375           32.4375       03/13/07            152,503
______________________________________________________________________________________________________________________________

<FN1>
(1) All options included on the table were granted prior to the Distribution by Old Valero and subsequently converted into options (the "Converted Options") to purchase shares of Valero Common Stock. The conversion was made pursuant to a formula under which the excess of the fair market value of the shares of Valero Common Stock subject to the options (immediately following the Distribution) over the aggregate option price of such shares of Valero Common Stock is equivalent to the excess of the fair market value of the shares of Old Valero Common Stock subject to Old Valero stock options (immediately prior to the Distribution) over the aggregate option price of such shares of Old Valero Common Stock. Pursuant to such formula, each option to purchase one share of Old Valero Common Stock was converted into an option to purchase 1.4935 shares of Valero Common Stock, the exercise price of options expiring on March 13, 2007 was adjusted to $21.7186 per share and the exercise price of options expiring June 25, 2007 was adjusted to $23.8318 per share. Options granted to Messrs. Greehey and Benninger expiring on June 25, 2007 will vest (become exercisable and nonforfeitable) in two equal installments on the first and second anniversaries of the Distribution. All other options reported vest in equal increments over a three-year period from the date of grant and did not vest upon consummation of the Distribution and Merger. In the event of a change of control of Valero, such options would become immediately exercisable pursuant to provisions of the plan under which such options were granted or of an executive severance agreement. Under the terms of the plan, the exercise price and tax withholding obligations related to exercise may be paid by delivery of already owned shares or by offset of the underlying shares, subject to certain conditions. The Converted Options expire at the same times as the corresponding Old Valero options would have expired, had they remained outstanding. With respect to the 1997 option grants, the following table sets forth the resulting number of Converted Options held by each of the named executive officers in the Summary Compensation Table, after giving effect to the conversion of Old Valero options as described above, together with the exercise price of such Converted
Options:

___________________________________________________________________________
              Number of
              Old Valero     Number of             Exercise Price of
Name          Options        Converted Options     Converted Options ($/Sh)
___________________________________________________________________________

William E.    203,000        303,189               $21.7186
 Greehey      290,000        433,126                23.8318

Edward C.      75,000        112,016                21.7186
 Benninger    110,000        164,290                23.8318

E. Baines
 Manning       39,000         58,248                21.7186

Gregory C.
 King          26,250         39,206                21.7186

John D.
 Gibbons       19,125         28,564                21.7186
___________________________________________________________________________

<FN2>
(2) A variation of the Black-Scholes option pricing model was used to determine grant date present value. This model is designed to value publicly traded options. Options issued under the Company's option plans are not freely traded, and the exercise of such options is subject to substantial restrictions. Moreover, the Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility and future dividend yield. The estimated grant date present values presented in this table were calculated using an expected average option term of 3.32 years, risk-free rates of return of 6.36% (for the March 13, 1997 grants) and 6.51% (for the June 25, 1997 grants), an average volatility rate for the 3.32 years preceding such grant of 26.50% (for the March 13, 1997 grants) and 25.94% (for the June 25, 1997 grants) and a dividend yield of 1.60% (for the March 13, 1997 grants) and 1.46% (for the June 25, 1997 grants), which are the annualized quarterly dividend rates in effect at the date of grant, expressed as a percentage of the market value of the Common Stock at the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future performance of the Common Stock, the continued employment of the option holder throughout the vesting period and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved.


                                         Long Term Incentive Plans - Awards in Last Fiscal Year(1)
______________________________________________________________________________________________________________________________
                                                     Performance                           Estimated Future Payouts
                            Number of                or Other Period                 Under Non-Stock Price-Based Plans
                            Shares, Units            Until Maturation             Threshold         Target         Maximum
Name                        or Other Rights(2)       or Payout                    (# Shares)        (# Shares)     (# Shares)
______________________________________________________________________________________________________________________________
William E. Greehey          5,334                    12/31/97                     0                 5,334          10,668
                            5,333                    12/31/98                     0                 5,333          10,666
                            5,333                    12/31/99                     0                 5,333          10,666

Edward C. Benninger         2,667                    12/31/97                     0                 2,667           5,334
                            2,667                    12/31/98                     0                 2,667           5,334
                            2,666                    12/31/99                     0                 2,666           5,332

E. Baines Manning           1,667                    12/31/97                     0                 1,667           3,333
                            1,667                    12/31/98                     0                 1,667           3,333
                            1,666                    12/31/99                     0                 1,666           3,332

Gregory C. King               800                    12/31/97                     0                   800           1,600
                              800                    12/31/98                     0                   800           1,600
                              800                    12/31/99                     0                   800           1,600
______________________________________________________________________________________________________________________________

<FN1>
(1) Long-term incentive awards are grants of performance shares ("Performance Shares") made under the Executive Stock Incentive Plan. Total shareholder return ("TSR") during a specified "performance period" was established as the performance measure for determining what portion of the 1997 Performance Share awards may vest. For purposes of the Performance Share awards, TSR is measured by dividing the sum of (a) the net change in the price of a share of Valero's Common Stock between the beginning of the performance period and the end of the performance period, and (b) the total dividends paid on the Common Stock during the performance period, by (c) the price of a share of Valero's Common Stock at the beginning of the performance period. Each 1997 Performance Share award is subject to vesting in three equal increments, based upon the Company's TSR during three overlapping periods, with all such periods beginning on the date of the Distribution and ending on December 31, 1997, 1998 and 1999, respectively. At the end of each performance period, the Company's TSR is compared to the TSR for a target group of comparable companies. Valero and the companies in the target group are then ranked by quartile. At the end of each performance period, participants earn 0%, 50%, 100% or 150% of the initial grant amount for such period depending upon whether the Company's TSR is in the last, 3rd, 2nd or 1st quartile of the target group; 200% will be earned if the Company ranks highest in the group. Amounts not earned in a given performance period can be carried forward for one additional performance period and up to 100% of the carried amount can still be earned, depending upon the quartile achieved for such subsequent period.

<FN2>
(2) The grants reported were made prior to the Distribution in shares of Old Valero Common Stock and have been converted into shares of Valero Common Stock on a share-for-share basis pursuant to a waiver of the conversion formula set forth in the Performance Share Awards Agreements. Mr. Gibbons did not receive a Performance Share award in 1997.

The following table provides information regarding securities underlying options exercisable at December 31, 1997, and options exercised during 1997, for the executive officers named in the Summary Compensation Table:


                                          Aggregated Option/SAR Exercises in Last Fiscal Year
                                                     and FY-End Option/SAR Values
____________________________________________________________________________________________________________________________
                                                                                              Value of Unexercised
                        Shares                           Number of Securities                 In-the-Money
                        Acquired          Value          Underlying Unexercised               Options/SARs at
                        on Exercise       Realized       Options/SARs at FY-End(#)(1)         FY-End ($)(1)(2)
Name                    (#)(1)            ($)            Exercisable      Unexercisable       Exercisable     Unexercisable
____________________________________________________________________________________________________________________________
William E. Greehey      137,000           $2,799,401     564,834          736,315             $10,186,300     $6,447,941

Edward C. Benninger     157,805            2,707,829      57,502          276,306                 733,185      2,415,910

E. Baines Manning        10,800              248,891     149,729           58,248               2,533,224        582,486

Gregory C. King          20,777              359,748      10,455           39,206                 138,677        392,064

John D. Gibbons          29,378              414,040           0           28,564                       0        285,643
______________________________________________________________________________________________________________________________

<FN1>
(1) The number of shares reported under "Shares Acquired on Exercise" represents shares of Old Valero Common Stock. The number of options and their value reported under "Number of Securities Underlying Unexercised Options/SARs at FY-End" and "Value of Unexercised In-the-Money Option/SARs at FY-End" consists of options granted by Old Valero as subsequently converted into options to purchase Valero Common Stock at the time of the Distribution pursuant to the formula described in Note 1 to the table entitled "Options/SAR Grants in the Last Fiscal Year."

<FN2>
(2) Represents the dollar value obtained by multiplying the number of unexercised options/SARs by the difference between the stated exercise price per share of the options/SARs and the average market price per share of Valero's Common Stock on December 31, 1997.

Retirement Benefits

The following table shows the estimated annual gross benefits payable under Valero's Pension Plan ("Pension Plan"), Excess Pension Plan and Supplemental Executive Retirement Plan ("SERP") upon retirement at age 65, based upon the assumed compensation levels and years of service indicated and assuming an election to have payments continue for the life of the participant only.


                   Estimated Annual Pension Benefits at Age 65
_____________________________________________________________________________________
                                     Years of Service
Covered
Compensation   15            20              25              30            35
_____________________________________________________________________________________
$  200,000     $  55,000     $  73,000       $  92,000       $110,000      $128,000
   250,000        70,000        93,000         116,000        139,000       162,000
   300,000        84,000       112,000         140,000        168,000       196,000
   400,000       113,000       151,000         189,000        227,000       265,000
   500,000       143,000       190,000         238,000        285,000       333,000
   600,000       172,000       229,000         287,000        344,000       401,000
   700,000       201,000       268,000         335,000        402,000       469,000
   800,000       230,000       307,000         384,000        461,000       538,000
   900,000       260,000       346,000         433,000        519,000       606,000
 1,000,000       289,000       385,000         482,000        578,000       674,000
 1,100,000       318,000       424,000         530,000        636,000       742,000
 1,200,000       347,000       463,000         579,000        695,000       811,000
 1,300,000       377,000       502,000         628,000        753,000       879,000
 1,400,000       406,000       541,000         677,000        812,000       947,000
_____________________________________________________________________________________

Valero maintains a noncontributory defined benefit Pension Plan in which virtually all employees are eligible to participate and under which contributions for individual participants are not determinable. Valero also maintains a noncontributory, non-qualified Excess Pension Plan and a non-qualified SERP, which provide supplemental pension benefits to certain highly compensated employees. The Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant's average monthly compensation (based upon the participant's base earnings during the 60 consecutive months of the participant's credited service, including service with Old Valero, affording the highest such average) times the participant's years of credited service, plus .35% times the product of the participant's years of credited service (maximum 35 years) multiplied by the excess of the participant's average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires.

Compensation for purposes of the Pension Plan and Excess Pension Plan includes only salary as reported in the Summary Compensation Table and excludes bonuses. For purposes of the SERP, the participant's most highly compensated consecutive 36 months of service during the participant's last 10 years of employment (rather than 60 months), including employment with Old Valero and its subsidiaries, are considered, and bonuses are included. Accordingly, the amounts reported in the Summary Compensation Table under the headings "Salary" and "Bonus" constitute covered compensation for purposes of the SERP. Pension benefits are not subject to any deduction for social security or other offset amounts.

Credited years of service for the period ended December 31, 1997 for the executive officers named in the Summary Compensation Table are as follows: Mr. Greehey -- 34 years; Mr. Benninger -- 23 years; Mr. Manning -- 11 years; Mr. Gibbons -- 17 years; and Mr. King -- 4 years.

Arrangements with Certain Officers and Directors

Old Valero entered into agreements (the "Severance Agreements") with Messrs. Greehey, Benninger and Manning, which provide certain payments and other benefits in the event of their termination of employment under certain circumstances. The Severance Agreements provide that if the executive leaves the Company for any reason (other than death, disability or normal retirement) within two years after a "change of control," the executive will receive a lump sum cash payment equal to three times, in the case of Mr. Greehey, and two times, in the cases of Messrs. Benninger and Manning, his highest compensation during any consecutive 12-month period in the prior three years. The executive will also be entitled to accelerated vesting of all previously granted stock options, SARs and restricted stock. The agreements also provide for special retirement benefits if the executive would have qualified for benefits under the Pension Plan had he remained with the Company for the three-year period following such termination, continuance of life and health insurance coverages, relocation assistance and other fringe benefits for such three-year period. In connection with the Merger, Messrs. Greehey, Benninger and Manning each executed a waiver providing that the consummation of the transactions contemplated by the Merger would not constitute a "change of control" for purposes of such Severance Agreements, and Valero assumed the obligations of Old Valero under the Severance Agreements after the Merger.

Valero has entered into Management Stability Agreements ("Stability Agreements") with various key executives, including Messrs. King and Gibbons. These agreements are intended to assure the continued availability of these executives in the event of certain transactions culminating in a "change of control" of Valero and/or a divestiture of one of the Company's principal businesses. Under the Stability Agreements, in the event Mr. King or Mr. Gibbons is terminated within two years after a change of control or divestiture transaction has occurred, and termination is not voluntary or the result of death, permanent disability, retirement or certain other defined circumstances, the executive would be entitled to receive (i) a lump sum cash payment equal to two times the highest annual compensation paid to such executive during the prior three-year period, and (ii) the continuation of life, disability and health insurance coverages for two years. The executives would also be entitled to accelerated vesting of all previously granted stock options, SARs and restricted stock.

Valero has entered into an Employment Agreement with Mr. Greehey. The agreement became effective July 31, 1997 and has an initial term of two years, which may be extended on a month-to-month basis thereafter. Under the agreement, Mr. Greehey agrees to serve as Chief Executive Officer of Valero and receives a base salary of $900,000 per annum, subject to possible increase adjustments by the Valero Board. The agreement also provides for Mr. Greehey to receive an annual bonus in an amount to be determined by the Board. During his employment, Mr. Greehey would also receive reimbursement for certain club membership dues and fees, tax planning services and a permanent life insurance benefit. In the event Mr. Greehey dies during employment, his base salary shall be paid to his beneficiaries or estate for the remainder of the agreement period.

The agreement provides that Mr. Greehey may retire at any time upon 90 days prior notice. Upon his retirement from employment, Mr. Greehey has agreed to continue to serve at the discretion of the Board as Chairman of the Board for two additional years at a rate of compensation equal to one-half of his base salary at the time of his retirement. Upon his retirement, in addition to retiree medical and other benefits payable to retirees generally, Mr. Greehey would also receive credit for eight additional years of service for purposes of calculating his supplemental pension benefits under the SERP, vesting of outstanding derivative securities, office and secretarial facilities commensurate with his position as former Chief Executive Officer and $300,000 of permanent life insurance.

The Company may terminate Mr. Greehey's employment as Chief Executive Officer at any time upon 90 days notice. Unless such termination is for cause, Mr. Greehey would be entitled to receive a pro rata, lump sum cash settlement equal to the sum of (i) Mr. Greehey's base salary for the remaining term of the agreement, plus (ii) an amount equal to the highest annual bonus paid to Mr. Greehey during the preceding five years. If Mr. Greehey's employment is terminated by the Company, he would not be entitled to serve as Chairman or to receive the compensation specified for such service. However, if Mr. Greehey retires and commences service as Chairman of the Board, and is then removed from such position by a majority of the remaining Board members, he would be entitled to receive the balance of the two years compensation for serving as Chairman of the Board.

Valero has also entered into an Employment Agreement with Mr. Benninger. The agreement became effective July 31, 1997 and has an initial term of two years, which may be extended on a month-to-month basis thereafter. Under the agreement, Mr. Benninger agrees to serve as President of Valero and receives a base salary of $400,000 per annum, subject to possible increase adjustments by the Valero Board. The agreement also provides for Mr. Benninger to receive an annual bonus in an amount to be determined by the Board. During his employment, Mr. Benninger would also receive reimbursement for certain club membership dues and fees and tax planning services. In the event Mr. Benninger dies during employment, his base salary shall be paid to his beneficiaries or estate for the remainder of the agreement period.

The agreement provides that Mr. Benninger may retire at any time upon 90 days prior notice. Upon his retirement, in addition to retiree medical and other benefits payable to retirees generally, Mr. Benninger would also receive credit for eight additional years of service for purposes of calculating his supplemental pension benefits under the SERP, vesting of outstanding derivative securities, office and secretarial facilities commensurate with his position as former President and assignment of a country club membership.

The Company may terminate Mr. Benninger's employment as President at any time upon 90 days notice. Unless such termination is for cause, Mr. Benninger would be entitled to receive a pro rata, lump sum cash settlement equal to the sum of (i) Mr. Benninger's base salary for the remaining term of the agreement, plus (ii) an amount equal to the highest annual bonus paid to Mr. Benninger during the preceding five years.

Each of the above-described Employment Agreements provides that if the executive receives a cash payment thereunder, and such payment is determined to be subject to the excise tax required for certain "excess parachute payments," then the executive shall receive a cash bonus to cover the amount of any such excise tax payable, plus any taxes on such bonus amount. In addition, amounts which Mr. Greehey or Mr. Benninger may receive under their respective Severance Agreements shall be credited against amounts payable under their Employment Agreement.

Transactions with Management and Others

In 1992, a subsidiary of the Company invested approximately $9.7 million in a program to drill coal seam gas wells in New Mexico. In order to share the drilling and other risks inherent in this project, various officers and employees of the Company were permitted to invest as general partners in a partnership to which the subsidiary's interest was assigned. The Board determined in 1992 that this transaction was fair to the Company. During 1992 and 1993 Messrs. Greehey, Benninger and Manning invested approximately $207,000, $52,000 and $104,000, respectively, to acquire respective interests of 2.0%, .50% and 1.0% in the project. During 1995, a company owned by Mr. Manning purchased an additional .25% interest in the project from another investor. During 1997, Messrs. Greehey, Benninger and Manning (including such company) received cash distributions of $9,720, $2,430 and $6,075, respectively, attributable to their investments. Additionally, all investors in the project may be eligible to utilize certain federal income tax credits applicable to the project.

See "Executive Compensation" for a discussion of compensation paid to certain officers in connection with the successful completion of the Distribution and Merger.

Except as disclosed above, no executive officer, director or nominee for director of Valero has been indebted to the Company, or has acquired a material interest in any transaction to which the Company is a party, during the last fiscal year.

PROPOSAL NO. 2.  Ratification of Independent Public Accountants

The Board requests stockholder approval of the following resolution adopted at the Board meeting held on February 26, 1998, appointing Arthur Andersen LLP, 70 N.E. Loop 410, San Antonio, Texas 78216, as independent public accountants for the Company for the year 1998. Arthur Andersen LLP has served continuously in such capacity for Old Valero and the Company since 1979.

RESOLVED, that the appointment of the firm of Arthur Andersen LLP, Certified Public Accountants, as the independent auditors for the Company for the purpose of conducting an examination and audit of the financial statements of Valero and its subsidiaries for the fiscal year ending
           December 31, 1998, is hereby approved and ratified.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS.

Passage of the proposal requires approval of a majority of the shares represented and entitled to vote at the Annual Meeting. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select other independent public accountants for the following year. Because of the difficulty and expense of making any substitution of accountants so long after the beginning of the current year, it is contemplated that the appointment for the year 1998 will be permitted to stand unless the Board finds other good reason for making a change.

A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representative may also make a statement if he or she desires to do so.

PROPOSAL NO. 3.  Other Business

If any matters not referred to in this Proxy Statement properly come before the Annual Meeting, a majority of the persons named in the proxy (or, if one such person acts, then that one) may vote the shares represented by proxy in accordance with their best judgment. The Board was not aware at a reasonable time before solicitation of proxies began of any other matters that would be presented for action at the meeting.

Shareholder Proposals

Under Valero's By-Laws, stockholders intending to bring any business before an Annual Meeting of Stockholders, including nominations of persons for election as directors, must give prior written notice to the Corporate Secretary regarding the business to be presented or persons to be nominated. The notice must be received at the principal executive office of Valero within the time period and must be accompanied by the information and documents specified in the By-Laws. A copy of the By-Laws may be obtained by writing to the Corporate Secretary of Valero.

The foregoing provisions of the By-Laws do not affect any stockholder's right to request inclusion of proposals in the Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. However, the stockholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder. Under the SEC's proxy solicitation rules, to be considered for inclusion in the proxy materials for the 1999 Annual Meeting of Stockholders, stockholder proposals must be received by the Corporate Secretary at Valero's principal executive office by November 20, 1998.

Valero will consider recommendations by stockholders for directors to be nominated at the 1999 Annual Meeting of Stockholders. Recommendations must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee's qualifications can be made. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the Proxy Statement, if nominated, and to serve as a director, if elected. Recommendations received in proper order by the Corporate Secretary at Valero's principal executive office at least six months prior to the 1999 Annual Meeting of Stockholders will be referred to, and considered by, the Executive Committee or, if appointed, a Nominating Committee.

Stockholders are urged to review all applicable rules and, if questions arise, to consult their own legal counsel before submitting a nomination or proposal to Valero. No stockholder recommendations or proposals were received within the required period before the Annual Meeting.

Miscellaneous

Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 1997, are contained in the Company's Annual Report on Form 10-K which is included with this Proxy Statement.

Valero's Annual Report to Stockholders (the "Annual Report") for the fiscal year ended December 31, 1997, has simultaneously been mailed to stockholders entitled to vote at the Annual Meeting. The Annual Report is not to be treated as a part of the proxy materials.

Harris Trust and Savings Bank, Chicago, Illinois, serves as transfer agent, registrar and dividend paying agent for Valero's Common Stock. Correspondence relating to any stock accounts, dividends or transfers of stock certificates should be addressed to:

Harris Trust and Savings Bank
Communications Team
P.O. Box A3504
Chicago, Illinois 60690-3504
(312) 360-5261

Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to the solicitation of proxies by mail, proxies may be solicited by personal interview, telephone and similar means by directors, officers or employees of the Company, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks and other nominees solicit proxies from their principals and will pay such brokers, banks and other nominees certain expenses incurred by them for such activities. The Company has retained Kissel-Blake, Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $10,000, plus reimbursement of certain out-of-pocket expenses.

Participants in the Valero Thrift Plan please note:

In the case of participants in the Valero Thrift Plan, the proxy card will represent (in addition to any shares held individually of record) the number of shares allocated to the participant's account under the plan. For those shares held under the plan, the proxy card will constitute an instruction to the Trustee under the plan as to how such shares are to be voted. Shares for which instructions are not received may be voted by the Trustee in accordance with the plan.


                              By order of the Board of Directors,



                              Jay D. Browning
                              Corporate Secretary

San Antonio, Texas
March 20, 1998

                    Valero Energy Corporation
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1.  Election of Directors             For   For       Withhold
    Nominees:  Ruben M. Escobedo      All             Except Nominee(s) Written Below
               Lowell H. Lebermann                    _______________________________


2.  Ratification of Arthur Andersen   For   Against   Abstain
    LLP as auditors for 1998

                                                      Sign here exactly as name(s) appear on this card:
                                                      Dated ____________________, 1998

                                                      (x)_____________________________

                                                      (x)_____________________________
                                                      I (we) hereby revoke all proxies previously given
                                                      to vote at the meeting or any adjournments
                                                      thereof and acknowledge receipt of the Notice of
                                                      Annual Meeting and Proxy Statement.  If signing
                                                      for a corporation or partnership or as agent,
                                                      attorney or fiduciary, indicate full title or capacity
                                                     in which you are signing.
______________________________________________________________________________________________________________________________
                                                        FOLD AND DETACH HERE


YOUR VOTE IS IMPORTANT. PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.


                    VALERO ENERGY CORPORATION
   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 30, 1998.


The undersigned hereby appoint(s) each of William E. Greehey, Edward C. Benninger and Jay D. Browning as Proxies, with full power of substitution, to represent and to vote all Common Stock of Valero Energy Corporation ("Valero") owned by the undersigned at the Annual Meeting of Stockholders to be held in San Antonio, Texas on Thursday, April 30, 1998, including any adjournment thereof, with respect to the matters set forth in the Notice of Annual Meeting and Proxy Statement. When properly executed, this proxy will be voted in accordance with the directions indicated herein by the undersigned, or if no direction is made, will be voted for Items 1 and 2. For shares allocated to a participant's account pursuant to any Employee Stock Plan of Valero, this proxy will constitute an instruction to the plan trustee as to how such shares are to be voted. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and to vote for a substitute if a nominee named in Proposal 1 is unable to serve. The undersigned authorize(s) the Proxies to cumulate the undersigned's votes and distribute them among the nominees (excepting any nominee for which authority to vote is withheld) in equal proportions or in such other proportions as the Proxies shall direct.

The Board of Directors recommends a vote FOR the election of Directors and FOR
Item 2.